Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement is made this 10th day of December 2004, by and between MedQuist Inc. (hereinafter the “Company”) and John W. Quaintance (hereinafter “Quaintance”), currently Chief Operating Officer of the Company.

WHEREAS, Quaintance and the Company have agreed that Quaintance will resign from his employment with the Company as of January 31, 2005; and

WHEREAS, the parties desire to set forth the terms and conditions relating to Quaintance’s resignation of employment with the Company.

NOW THEREFORE, the parties, intending to be legally bound, in consideration of the mutual promises and undertakings set forth herein, do hereby agree as follows:

1.                                       Quaintance agrees to resign from his employment as Chief Operating Officer and resign his duties as an Officer of the Company effective January 31, 2005 (the “Resignation Date”).

2.                                       In accordance with his Employment Agreement entered into as of the 22nd of May 2000, by and between the Company and Quaintance (the “Employment Agreement”), Quaintance will continue to perform the services that are appropriate for a person in his position as well as provide all reasonable assistance to the Company in transitioning the responsibilities of his position.  The Company reserves the right to relieve Quaintance of his obligation to report to the office prior to the Resignation Date, provided however, that Quaintance remains obligated to continue to cooperate on an as-needed basis with any requests from the Board or from a successor COO to assist in the transition of responsibilities.  Quaintance will receive all accrued but unpaid salary through the Resignation Date, $33,155.60, which is the cash equivalent of all accrued but unused paid time off through the Resignation Date, and unreimbursed expenses incurred through the Resignation Date.  Quaintance will be eligible to receive the portion of the Discretionary Bonus for 2004 that is dependent upon the financial performance of the Company for calendar year 2004, which will be calculated and, if applicable, paid in accordance with the terms and conditions of the Discretionary Bonus Plan and mailed to Quaintance at Quaintance’s home address of record.

3.                                       Effective February 1, 2005, Quaintance may elect continued medical and dental coverage for the time period permitted by COBRA, by completing the applicable COBRA forms when sent to him.  Upon receipt of the completed applicable COBRA forms, the Company will make the necessary payments to continue Quaintance’s medical and/or dental coverage.  Quaintance agrees to notify the Company immediately if he secures medical and dental coverage through any other source during this 18 month period.  To the extent that Quaintance is required to pay a portion of the cost of medical and/or dental coverage, the Company will reimburse Quaintance for the portion of the cost of medical and/or dental coverage paid by Quaintance during the 18 month period.  If Quaintance is not required to pay any part of the cost of other medical and/or dental coverage during the 18 month period, then the Company will cease making COBRA payments.

4.                                       Quaintance’s stock options, to the extent vested as of the Resignation Date, shall remain exercisable for the post-termination exercise period provided in the option award agreements, such period commencing on the date that the suspension is lifted for the exercise of options and Quaintance will be notified of said date along with and in the same manner as all persons with Company stock options.  No additional stock options will vest following the Resignation Date.  Quaintance’s participation in all Company benefit plans shall cease as of the Resignation Date. The options as to which the exercise period is extended pursuant to the Agreement may be subject to the provisions of section 409A of the Internal Revenue Code and the regulations issued thereunder and, as such, Quaintance may incur income tax and/or penalties as a result of such extension.

5.                                       The Company and Quaintance agree that the time period set out in Section 9(a) of the Employment Agreement is hereby reduced to eighteen (18) months.  Except as specifically modified here, Section 9 of the Employment Agreement (Restrictive Covenants and Confidentiality; Injunctive Relief) and Section 10 (Survival), shall apply in full force and effect.

6.                                       Release.

a.                                       Quaintance hereby forever releases and discharges the Company, the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past, present and future directors, shareholders, officers, general or limited partners, employees, agents, attorneys and representatives for actions or omissions taken by any or all of them on behalf of the Company in each of their respective capacities, and the employee benefit plans in which Quaintance is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from, and agrees hereby forever not to sue the Company Releasees with respect to, any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, attorneys’ fees, complaints, obligations, promises, agreements, controversies, suits, expenses, any form of compensation (including but not limited to salary, bonuses, commissions or related fees), responsibility and liability of every kind and character whatsoever, whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Quaintance has or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date of this Agreement arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (i) Quaintance’s Employment Agreement or stock option agreements; (ii) Quaintance’s employment with the Company or his separation of employment, (iii) Quaintance’s status at any time as a holder of any securities of the Company, or (iv) without limitation, any and all claims arising under federal, state, or local laws relating to employment or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA,” a law which prohibits discrimination on the basis of age), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, The New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Wage Payment and Collection Law and similar state or local statutes, ordinances, and regulations; provided, that, notwithstanding anything to the contrary set forth herein, this general release shall not extend to (x) benefit claims under employee pension and deferred compensation benefit plans in which Quaintance was a participant by virtue of his employment with the Company; (y) indemnification rights Quaintance may have by virtue of his status as a former officer in accordance with applicable law and the Company’s by-laws and that certain Undertaking dated September 10, 2004; and (z) any obligation of the Company under this Separation Agreement.

b.                                      Except for the survival and continuation of Quaintance’s obligations as set forth in Section 5 of this Separation Agreement, the Company fully, forever, irrevocably and unconditionally releases, remises, settles and discharges Quaintance from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which it had, now has, or hereafter may have against Quaintance arising from, or relating in any way to Quaintance’s employment by the Company, except for actions by Quaintance that constitute fraud or other intentional misconduct.

c.                                       Quaintance understands that the release of claims he has given, as set forth in Section 6a of this Agreement, includes a release of claims arising under the ADEA.  Quaintance understands and warrants that he has been given a period of 21 days to review and consider this Agreement.  By his signature below, Quaintance warrants that he has consulted with an attorney as to the terms of this Agreement.  Quaintance further warrants that he understands that he may accept and return the Agreement prior to the expiration of this 21-day review period, and, if he chooses to do so, he warrants that he used as much of the 21-day review period as he required and returned the Agreement knowingly and voluntarily and without any pressure or coercion on the part of the Company or any of its representatives.

d.                                      Quaintance further warrants that he understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to the Company’s Human Resources Manager at Mount Laurel, New Jersey, 08054-4632.  This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven (7) day revocation period without the Company having received such revocation, but not before such time.

7.                                       Provided that (i) Quaintance has executed this Agreement, (ii) the time period in Section 6c has expired, and (iii) he has performed the duties requested of him in Section 1 satisfactorily and has not engaged in any intentional wrongdoing or other gross misconduct prior to the Resignation Date, on or before February 15, 2005, the Company shall pay to Quaintance, as consideration for executing this Agreement, a lump sum payment in a total amount equal to $582,450.00, less applicable withholding, which will be mailed to Quaintance at Quaintance’s home address of record.

8.                                       The parties acknowledge that the sums and benefits set forth in Sections 3, 4, and 7 above represent amounts in addition to anything of value to which Quaintance is otherwise entitled and are provided in consideration for the execution of this Agreement.

9.                                       In response to any inquiries from future or prospective employers concerning Quaintance, it is agreed that the Company will provide the letter of referral attached hereto as Exhibit A and further agrees not to provide any information that is not consistent with the attached letter of referral.

10.                                 Quaintance agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation, or governmental proceeding) which relates to matters with which Quaintance was involved during the period in which he was employed or engaged as a consultant by the Company, including full disclosure of all relevant information and truthfully testifying on the Company’s behalf in connection with any such proceeding or investigation.  Quaintance will render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties.  Upon submission of appropriate documentation, Quaintance shall be reimbursed by the Company for reasonable travel, lodging, meals, and telecommunications expenses incurred in cooperating with the Company under the terms of this provision.  Except as required by operation of law, Quaintance agrees that he will promptly notify the Company if he is contacted for an interview or if he receives a subpoena in any matter relating in any way to his employment with the Company and, in such event, the Company, upon request from Quaintance, agrees to provide in its discretion reasonable access to information and documents within its control.  Quaintance further agrees that he will not initiate any communication with a member of the press regarding his employment with the Company and that if he is contacted by the press for any such information, he will decline comment and refer the person seeking information to the Company.

11.                                 The parties agree that the terms of this Agreement shall remain completely confidential, and that they will not disclose the terms of this Agreement to any person, except that this Section shall not prohibit the parties from disclosing the fact and terms of this Agreement to immediate family or to personal or company accountants and/or financial or legal advisors.  The Company is not prohibited from disclosing the facts and terms of this settlement to those Company employees who have a “need to know” about the Agreement as determined by the Company.  The parties understand and agree that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not to disclose it to others.  This Section shall not prohibit the parties from disclosing the fact or details of this Agreement to any federal, state or local authority or government agency, nor does it prohibit the parties from complying with a valid court order or any law or regulation that compels disclosure.

12.                                 Quaintance agrees that except as set forth in this Agreement, Quaintance is not entitled to any other compensation or benefits from the Company arising from his status as an employee of the Company, including any severance benefits that may be available under the Employment Agreement or any severance arrangement of the Company.

13.                                 Quaintance and the Company affirm that this Agreement, including the provisions of the Employment Agreement as incorporated in Section 5 above, set forth the entire agreement between the parties with respect to the subject matter contained herein and supersede all prior or contemporaneous agreements or understandings between the parties with respect to the subject matter contained herein.  Further, there are no representations, arrangements or understandings, either oral or written, between the parties, which are not fully expressed herein.

Finally, no alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties.

14.                                 This Agreement may be executed in one or more counterparts by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.                                 Any notice authorized or required to be given or made by or pursuant to this Agreement shall be made in writing and either personally delivered or mailed by overnight express mail addressed as follows:

If to Quaintance:	John W. Quaintance 233 South 6th Street Apt. 1902 Philadelphia, PA 19106

with a copy to:	Alan B. Epstein, Esq. Spector, Gadon & Rosen 1635 Market St., 7th Floor Philadelphia, PA 19103

If to the Company:	MedQuist Inc. 1000 Bishops Gate Mount Laurel, NJ 08054-4632 Attn: Gregory M. Sebasky

with a copy to:	Barry Abelson, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner indicated above.

16.                                 The parties acknowledge that they have carefully reviewed this Agreement with the assistance of counsel, that they have entered into this Agreement voluntarily and knowingly and without reliance on any promises not expressly contained herein, that they have been afforded an adequate time to review carefully the terms of this Agreement, and that this Agreement shall not be deemed void or voidable by claims of duress, deception, mistake of fact or otherwise.  Nor shall the principle of construction whereby all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement.  This Agreement should not be construed for or against any party.

17.                                 This Agreement shall be governed by and all questions relating to its validity, interpretation, enforcement and performance shall be construed in accordance with the laws of the State of New Jersey.  The exclusive choice of laws set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

18.                                 Quaintance affirms that he has carefully read the foregoing Agreement, that he fully understands the meaning and intent of this document and that he intends to be bound by the promises contained in this Agreement for the aforesaid consideration.

IN WITNESS WHEREOF, Quaintance and the authorized representative of the Company have executed this Agreement on the dates indicated below:

By:	/s/ John W. Quaintance	Dated: December 9, 2004
John W. Quaintance

By:	/s/ Gregory M. Sebasky	Dated: December 9, 2004
Gregory M. Sebasky
MedQuist Inc.

EXHIBIT A

[TO BE RETYPED ON COMPANY LETTERHEAD]

January   , 2005

To whom in may concern:

John W. Quaintance began his employment with MedQuist Inc. on June 7, 1986.  In February 2004, Mr. Quaintance was appointed Chief Operating Officer of the Company.  In his role as Chief Operating Officer, Mr. Quaintance was responsible for all activities supporting implementation and delivery of MedQuist’s transcription technology and services to its clients. His primary accountability was for profit, customer satisfaction, and customer relationships for over 2000 customers in North America.

As of the date of Mr. Quaintance’s  resignation from MedQuist on January 31, 2005, his base annual salary was $240,000.

We wish Mr. Quaintance the best of luck in his future endeavors.

Sincerely,

Gregory M. Sebasky